Exhibit 10.24

Severance Plan Policy

1.              Purpose

Lantheus Medical Imaging, Inc. has established this Severance Plan (hereafter, the “Plan”) as set forth below for Lantheus Medical Imaging and any other participating company. This document contains the official text of the Plan and also serves as the summary plan description for the Plan.

This severance plan is established for several purposes:

•                  First, it respects and values Lantheus employees who are involuntarily terminated on a not - for-cause basis by providing financial support to new employment.

•                  In addition, this plan serves to enhance employee retention by reassuring all employees of company sponsored support in the event of an involuntary, not-for-cause termination.

This plan supersedes all prior statements, guidelines, policies and plans regarding severance benefits that were in existence prior to the effective date.

This document, like all plans, policies and/or practices of Lantheus, is not a contract of employment. It is not intended to create, and should not be construed to create, any contractual rights, either express or implied, between Lantheus and its employees. The benefits, practices and procedures described in this document may be changed, suspended, altered, modified or terminated at any time, with or without prior notice.

The employment relationship between any participating company and its employees is “at will.” This means that employees have the right to quit their employment at any time, for any reason, and the participating company reserves the right to terminate any employee’s employment, with or without cause, at any time and for any reason.

2.              Scope

2.1            Eligibility

The benefits under this Plan are limited to employees who are classified by a Participating Company as a regular full-time or regular part -time employee, and who is not excluded under paragraph 2.2 below. Employees who are (a) on leaves of absence with right of reinstatement, and (b) receiving short tam disability benefits shall be eligible for termination benefits if such employee receives written notification of Surplus status upon return to work.

2.2            Exclusions to Eligibility

Unless Lantheus provides otherwise in writing, any individual who is classified by a Participating Company as a leased worker, independent contractor, intern, Term Employee, or Temporary Employee shall not be eligible to participate participation in the Plan.

3.              Policy Statement

3.1            Definitions

3.1.1                “Annual Base Salary” shall mean, with respect to an employee’s former job (the job at the time of Formal Notification), the employee’s current annual rate of base cash

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compensation exclusive of commission and incentive payments, bonuses or other performance awards, and exclusive of any  overtime, differentials and other allowances. “Annual Base Salary” for regular, part-time employees, means the annual, full-time rate of base compensation, excluding items referenced above, times a fraction which is the number of scheduled hours of work per week divided by 40.

3.1.2                “Guidelines” shall mean any Lantheus Guidelines for Force Reduction, as set forth in separate documents not a part of this Plan, as they may be amended from time to time. Any such Guidelines provide flexible guidance to managers in exercising management discretion in reductions in force, including the exercise of the management decision to place employees in the reduction in force status, and the management decision whether or not an employee in the Force Group shall be placed in an ongoing position. Such decisions are business decisions and are not subject to the terms of this Plan.

3.1.3                “Lantheus” shall mean Lantheus Medical Imaging, Inc. and any other specifically identified participating companies.

3.1.4                “Management Team” shall mean those managers directly responsible for resolving the employees in a particular Force Group, pursuant to the Guidelines.

3.1.5                “Notification Date” is the date on which an employee is notified by a Participating Company in writing that he or she is either (i) Employee in Reduction in Status and subject to involuntary termination, or (ii) a member of a Force Group implementing a Voluntary Termination Program.

3.1.6                “Participant” means an employee eligible to participate in the Plan as described in 2.1 Eligibility.

3.1.7                “Participating Company” shall mean Lantheus and any other company identified in Addendum I of the Plan, as such Addendum may be amended from time to time, with the approval of the Vice President of Human Resources.

3.1.8                “Plan” refers to this Severance Plan.

3.1.9                “Plan Administrator” means the Company or such other person or committee appointed from time to time by the Company to administer the Plan.

3.1.10         “Term of Employment” shall mean the period of elapsed time since the first date of employment with Lantheus, as determined by the Participating Company.

3.1.11         Termination Date” means a Participant’s last day of active employment with a Participating Company.

3.1.12         “Release Agreement” shall mean the letter agreement (containing a general release and waiver and encompassing the conditions described in the Plan) that Employees are required to sign as a condition for receipt of termination benefits under this Plan

3.2            Involuntary Termination of Employment

3.2.1                Involuntary Termination

An employee will be eligible for severance benefits under this Plan only if Lantheus, in its sole discretion, determines that the employee’s employment is being terminated involuntarily for any of the following reasons:

•                  Reduction in staff or layoff.

•                  Position elimination.

•                  Facility closing.

•                  Closure of a business unit.

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•                  Organization restructuring.

•                  Such other circumstances as the Company deems appropriate for the payment of severance benefits.

3.2.2                Termination Not Eligible for Benefits

Unless Lantheus provides otherwise in writing, an employee will not be eligible for severance benefits if the Lantheus, in its sole discretion, determines that the employee’s employment is terminated for any of the following reasons:

•                  An Employee terminated “for cause”. For purposes of this Plan, “for cause termination” includes but is not limited to: commission of acts of willful misconduct or activity deemed detrimental to the interests of the company, purposeful or repeated violation of company policy, acts involving dishonesty, insubordination, theft, disorderly conduct, discriminatory or harassing conduct including sexual harassment, unauthorized disclosure of company confidential information, the entry of a plea of nolo contendre to, or the conviction of, a crime, failure to perform one’s job duties when fully capable and when given reasonable opportunities to do so (excludes where the failure results from incapacity due to disability or inability), refusal to accept a transfer to a position for which the employee is qualified by reason of knowledge, training, and experience at a new work location that is less than 50 miles from the employee’s residence and at the same compensation and comparable benefits.

•                  An involuntarily terminated employee is excluded when he/she is in a position that has been outsourced and, within two weeks of the date of termination of employment from Lantheus, are offered employment, with comparable compensation and benefits, with the entity or agent or affiliate thereof that has been contracted to provide outsourced services to the company;

•                  An involuntarily terminated employee is excluded when he/she rejects continued employment with an acquirer of all or part of the company’s business assets provided the employee is offered comparable employment by the acquirer of such assets within a 50 mile radius;

•                  An employee voluntarily terminates employment (resigns) or voluntarily retires from employment; and

•                  An employee is excluded when he/she voluntarily terminates employment prior to a scheduled termination date.

3.3            Involuntary Termination Benefits

3.3.1                Severance Pay

The duration of Severance Pay to which each eligible employee shall be eligible shall be calculated based on the table below. Years of service will be based on adjusted years of service as defined by the Company.

Lantheus has the sole discretion to determine the column to be assigned to each position level in the table below. The titles and descriptors used in the column headings are for illustrative purposes only.

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	Position level
Years of service	All non exempt	Exempt Individual Contributor/ & Sales	Professional, Assoc Dir, Manager & Sales Mgt	Directors, Sr. Director & MDs	Vice Presidents

<1 yr	2 weeks	3 weeks	3 weeks	4 weeks	4 weeks
>1 yr but < 2 yrs	3	4	5	6	8
>2 yrs but < 3 yrs	4	5	6	7	8
>3 yrs but < 4 yrs	5	6	7	8	8
>4 yrs but < 5 yrs	6	7	8	9	8
>5 yrs but < 6 yrs	7	8	9	10	18
>6 yrs but < 7 yrs	8	9	10	11	20
>7 yrs but < 8 yrs	9	10	11	13	22
>8 yrs but < 9 yrs	10	11	13	15	24
>9 yrs but <10 yrs	11	13	15	17	26
>10yrs but < 12 yrs	13	15	17	19	26
>12 yrs but < 14 yrs	15	17	19	21	26
>14 yrs but < 16 yrs	17	19	21	23	26
>16 yrs but < 18 yrs	19	21	23	25	26
>18 yrs but < 20 yrs	21	23	25	26	26
>20 yrs but < 25 yrs	22	24	26	26	26
>25 yrs but < 30 yrs	23	25	26	26	26
>30 yrs but < 35 yrs	24	26	26	26	26
>35	26	26	26	26	26

Severance Pay shall be calculated by dividing the employee’s Annual Base Salary by 52 to achieve a weekly rate and multiplying the weekly rate times the total number of weeks of Severance Pay for which the employee is eligible based on his or her Annualized Base Salary or rate.

3.3.2                Method and Timing of Termination Benefit Payments

The payments for Severance Pay, less applicable withholding for income and employment taxes, shall be paid as salary continuance. That is, payments will be made in accordance with the regular pay cycle for active employees after the employee’s signed valid Release Agreement is received by the appropriate Lantheus personnel and becomes effective. The employee will be expected to arrange to receive payment via a direct deposit.

3.3.3                Health Care Coverage

Employees will be eligible to elect continuation of health care benefits under COBRA. To the extent that COBRA coverage is subsidized by the American Recovery and Reinvestment Act (ARRA), the COBRA rate charged to employees electing coverage will be reduced by Lantheus.

3.4            Conditions for Receipt of Termination Benefits

3.4.1                General Release

In consideration for and as a pre-condition of receiving severance benefits under this Plan, an employee must sign a General Release Agreement, which will include such provisions as severance offered and terms of relating to severance offered, 2) non

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disparagement, 3 confidentiality, and 4) non competition. The non competition clause will specify companies prohibited from employment under this agreement. The General Release Agreement must be validly executed by an employee and it must not be revoked by the employee at any time as a condition of receiving termination benefits. As a condition of receiving termination benefits pursuant to this Plan, all prior agreements executed by a Lantheus employee and those included in the Release Agreement, regarding proprietary information, covenants not to compete, non-solicitation of customers and/or employees, and other terms as specified in the General Release Agreement shall remain in full force and legal effect.

3.4.2                Offset by Other Awards and Obligations

To the extent permitted by applicable Federal law, any termination benefits under Part V may be reduced by the amount of any outstanding monetary debts owed by the employee to a Lantheus or any of its subsidiaries and affiliates. Such debts will be treated as satisfied to the extent of the withheld payments.

3.5            Right to Terminate Benefits

Notwithstanding anything in this Plan to the contrary, in the event that Lantheus in its discretion determines that:

•                  an employee is reemployed by Lantheus or any of its subsidiaries, affiliates, or successors before the completion of the scheduled payment of severance pay, OR

•                  Lantheus determines that an employee has breached any of the terms and conditions set forth in any agreement executed by the employee as a condition to receiving benefits under this Plan, including, but not limited to, the separation agreement and general release, then Lantheus shall have the right to terminate the benefits payable under this Plan at any time.

3.6            Administration and General Rules

3.6.1                Administration of the Plan

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have complete discretionary authority to carry out the following powers and duties:

1.               To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

2.               To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

3.               To decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

4.               To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

3.6.2                Effect on Other Benefit Plans, Programs and Policies

Except with respect to severance plans, programs and policies as discussed below in this paragraph B, nothing in this Plan shall alter or enhance the benefits available under the terms of any other plans, programs or policies which apply to terminated employees, and terminated employees will be entitled to all rights and benefits of such other plans, programs and policies if the conditions therein are satisfied. This Plan supersedes all other severance pay plans, guidelines, programs, or policies covering benefits to be received upon termination of Lantheus employees resulting from force

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reductions. If an employee becomes entitled to any payment under any severance benefit plan, program or policy not described in the preceding sentence, as well as to a benefit under this Plan by reason of the same employment termination, the total benefits under this Plan shall be reduced by the amount of the severance payment received under such other plan, program or policy.

3.6.3                Claims and Appeals Regarding Guideline Application and Termination Benefits

All claims by persons who believe that the Plan has not been properly administered or that they did not receive a Plan benefit to which they were entitled shall be referred to their Human Resources Business Partner or the Vice President, Human Resources, Lantheus Medical Imaging for review and coordination of response. Claims regarding any termination benefit must be submitted in writing.

A denial of any claim regarding a Plan benefit shall be issued in writing within not more than ninety days after receipt of the written claim. The written response will include the specific reasons for the denial, specific references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim and why such material or information is necessary, and an explanation of the appeal procedure

Within sixty days of receiving a denial of any claim regarding a Plan benefit, the claimant may submit a written appeal for review of the denial. The Vice President, Human Resources, Lantheus Medical Imaging, shall appoint a Review Committee which shall be the named fiduciary that will afford a full review of the denial of any claim regarding a Plan benefit. The Review Committee shall consist of three or more persons and may be appointed as a standing committee or as needed on an ad hoc basis. On receipt of a written appeal regarding a Plan benefit, the Review Committee shall:

•                  make a full review of such decision within sixty days of receipt of the written appeal or within 120 days, provided the claimant is notified of the delay and the reasons for requiring an additional sixty days, and

•                  notify the claimant in writing of the decision on review, specifying the reasons for the decision and providing specific references to pertinent Plan provisions

Any person whose claim regarding a Plan benefit is denied shall have such further rights as are provided in Section 503 of ERISA and the regulations hereunder, and Lantheus’ Vice President Human Resources or a designee of the Vice President, Human Resources.

Lantheus Medical Imaging and the Review Committee shall retain such right, authority and discretion as is provided in or not expressly limited by Section 503 and the regulations there under.

3.6.4                Funding of Plan Benefits

All benefits under this Plan are unfunded benefits and shall be paid out of the general assets of the Participating Company from which the employee is terminated and charged to the employee’s department as an expense unless the payments or charges are properly allocated to another appropriate company or department.

3.6.5                Assignment and Waiver of Benefits

Benefits provided under this Plan shall not be subject to assignment or alienation except as expressly provided for in this Plan. Involuntary termination benefits under Part V of this Plan shall be deemed irrevocably waived and forfeited in the event a Participant otherwise eligible to receive such benefits accepts an offer for extended employment after the Participant has signed a Waiver Letter.

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3.6.6                Effect of Death

No benefits shall be paid under the Plan with respect to employees who die prior to the date of termination. For eligible employees entitled to receive any payment under this Plan who die after signing their Waiver Letter, any unpaid amounts owing under this Plan at the time of death shall be paid to the employee’s properly identified heirs or estate.

3.6.7                Effect on Employment Rights

Nothing in this Plan shall be construed as giving to any officer, agent or employee of a Participating Company any right, express or implied, to be employed by Lantheus, nor shall this Plan be construed as a contract for, or as providing any right to claim, any pension or other benefit allowance after any termination for the service of Lantheus, except as set forth herein. Employment at Lantheus remains “at will” which means that employees may terminate their employment at any time, with or without cause, and the Lantheus reserve the right to do the same. Except as otherwise provided herein, this Plan shall have no effect upon the Lantheus Retirement Saving Plan nor upon any other employee benefit plan maintained in whole or in part by Lantheus. No officer, agent or employee of Lantheus shall, because of this Plan, become entitled to any offer of relocation, lateral transfer, downgrade with pay protection, or any other tam, benefit or entitlement of employment at any time, whether or not such individual is covered by this Plan, unless such provision is specifically set forth herein.

3.6.8                Amendment and Termination

Any decision to amend or terminate this Plan, in whole or in part, including decisions as to the nature and timing of such amendments or termination, shall constitute business decisions by Lantheus Medical Imaging, Inc. as the Plan sponsor and not as a Plan fiduciary. As such, these decisions shall be made in the sole discretion of Lantheus on the basis of business considerations. Lantheus has delegated this authority to its Vice President, Human Resources, who may further delegate, and by virtue of this Plan document has further delegated, such authority.

•                  This Plan may be amended or terminated without prior notice in whole or in part at any time, such amendment or termination shall occur only by and with the approval of the Vice President, Human Resources, Lantheus Medical Imaging.

•                  With the written approval of the Vice President, Human Resources, Lantheus Medical Imaging, may request an amendment of any or all provisions of this Plan with respect to the employees of Lantheus; provided, however, that such amendment must be in writing, and such writing shall be incorporated into this Plan.

•                  Amendments in or termination of the Plan shall not affect the rights of any employee, without the employee’s consent, to any Plan benefit to which the employee may have become irrevocably entitled under the Plan prior to the date such amendment or termination is adopted

3.6.9                Right to Withhold Taxes

Lantheus shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

3.6.10         Governing Laws and Time Limit for Beginning Legal Actions

The provisions of the Plan shall be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the Commonwealth of Massachusetts without reference to its conflict of laws rules and without regard to any

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rule of any jurisdiction that would result in the application of the law of another jurisdiction.

The parties expressly consent that any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal or state courts, as appropriate, located in the Commonwealth of Massachusetts and that any such action or proceeding be heard without jury, and the parties expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury.

No action relating to this Plan or any release or other agreement entered into with respect to this Plan may be brought later than the second anniversary of earlier of termination of employment or other event giving rise to the claim.

3.7            Effective Date

As amended and restated in this document, this Plan is effective as of February 24, 2009. With respect to subsidiaries acquired or organized by Lantheus, Inc, after February 24, 2009, the Plan shall be effective only as of the date, if any, that participation by such subsidiary is approved by the VP Human Resources, Lantheus Medical Imaging.

3.8            STATEMENT OF ERISA RIGHTS

As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

3.8.1                Receive Information about Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations all documents governing the plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The administrator may make a reasonable charge for the copies.

3.8.2                Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

3.8.3                Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because

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of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

3.8.4                Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

4.            ADDITIONAL INFORMATION

Plan Sponsor:	Lantheus Medical Imaging
Bldg. 200-1 331 Treble Cove Rd. N. Billerica, MA 01862

Employer Identification Number	51-0396366
(EIN):

Plan Name:	Lantheus Medical Imaging Severance Plan

Type of Plan:	Welfare benefit plan - severance pay

Plan Year:	Calendar year

Plan Number:	601

Plan Administrator:	Lantheus Medical Imaging
Bldg. 200-1
331 Treble Cove Rd.
N. Billerica, MA 01862
Attention: Vice President, Human Resources

Agent for Service of Legal
Process:	Plan Administrator

This policy is February 24, 2009.

5.              ADDENDUM I

Participating Companies

Lantheus Medical Imaging, Inc.

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